Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-177216 and 333-190361 on Form S-3 and Registration Statements No. 333-162109, 333-152639, 333-134512, 333-97903, 333-91458, 333-62404, and 333-55438 on Form S-8 of our report dated February 15, 2013, relating to the 2011 consolidated financial statements (before the effects of the retrospective adjustments for discontinued operations related to the 2011 consolidated financial statements and financial statement disclosures) of CoBiz Financial Inc. and Subsidiaries (not presented herein), appearing in this Annual Report on Form 10-K of CoBiz Financial Inc. and Subsidiaries for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Denver, Colorado

February 14, 2014